State of Delaware
                        Office of the Secretary of State
                        --------------------------------

     I, Edward J. Freel, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the Certificate of Amendment of "Belco Systems Technologies, Inc.", filed in this office on the twenty-fifth day of February, A.D. 1998, at 4:30 o'clock p.m.




                                     (Seal)  /s/ Edward J. Freel
                                           ------------------------------------
                                           Edward J. Freel, Secretary of State

                                           Authentication:   8941870
                                                     Date:   02-26-98


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                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                        BELCO SYSTEMS TECHNOLOGIES, INC.


         The undersigned, being a natural person competent to contract, does hereby make, subscribe and file this Certificate of Amendment to its Certificate of Incorporation of Belco Systems Technologies, Inc., a Delaware corporation, pursuant to Section 242 of the Delaware Code Annotated:

     1. The name of the corporation is Belco Systems Technologies, Inc. (the "Corporation").

     2. Paragraph 4 of the Corporation's Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

          4. The total number of shares of stock which the corporation shall have the authority to issue is Ten Million (10,000,000) shares of common stock, par value 5.0001 per share, and Ten Million (10,000,000) shares of preferred stock, par value 5.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.

     3. The Corporation be and hereby determines that 4,900,000 shares of preferred stock are designated as Series A Preferred Stock, with the following designations, rights and preferences:

          1. Designation and Initial Number. The series of preferred stock hereby classified shall be designated "Series A Preferred Stock" (the "Series A Preferred Stock".) The initial number of authorized shares of the Series A Preferred Stock shall be 4,900,000 shares. Upon issuance of the thares of Series A Preferred Stock 5.0001 per share shall be the stated capital of the Corporation.

          2. Voting Rights. Holders of the shares of Series A Preferred Stock shall be entitled to full voting rights, share for share, with the then outstanding Common Stock as well as with any other class or series of stock of the Corporation which have general voting power with the Common Stock concerning any matter being voted upon. Except as so provided, shares of Series A Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as then and when and to the extent required by applicable law. On all matters on which the Series A Preferred Stock is entitled to vote by law, the Series A Preferred Stock holders shall be entitled to one vote per share of Series A Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the holders of a majority of the outstanding shares


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

          of Series A Preferred Stock shall constitute a quorum.

          3. Conversion Privilege. The shares of Series A Preferred Stock are not convertible into any other class of capital stock of the Corporation.

          4. Redemption. The shares of Series A Preferred Stock are redeemable at the sole option of the Corporation at any time and from time to time at a redemption price to be negotiated by the parties at the time of redemption.

          5. Dividends. The shares of Series A Preferred Stock may pay annual dividends out of funds legally available for the payment of dividends by the Corporation at the sole discretion of the Board of Directors.

          6. Liquidation. In the event of any voluntary or involuntary dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount per share equal to 5.0001 without interest, and no more, before any payment shall be made to the holders of any stock of the Corporation ranking junior to the Series A Preferred Stock. A merger of consolidation of the Corporation with or into any other corporation, share exchange or sale of conveyance of all or any part of the assets of the Corporation which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 6.

          7. Transferability. The shares of Series A Preferred Stock may be transferred at any time and from time to time at the sole option of the holder.

          8. Reacquired Shares. Any Series A Preferred Stock redeemed or otherwise acquired by the Company in any manner whatsoever shall constitute authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred shares or as otherwise required by law.

         4. All issued and outstanding shares of Common Stock of the Corporation held by each holder of record on March 4, 1998 shall be automatically combined at a rate of three for one (3:1).

         5. The foregoing amendment was duly adopted by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to

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

        authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the unanimous written consent of the Board of Directors on February 18, 1998.

                 IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation have been executed this as of 18th day of February, 199$.


                                                    /s/ Lionel Beloyan
                                                    ----------------------------
                                                    Lionel Beloyan, President

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